Exhibit 10.5

March 15, 2021

Dear Rocky:

As discussed, Section 2.03 of your employment agreement, signed and dated February 26, 2021, has been amended by mutual agreement to reflect that your Start Date will be April 19, 2021, as follows:

2.03

Term. Subject to the provisions of ARTICLE 4, the Employee’s employment pursuant to this Agreement shall commence on April 19, 2021, or such earlier date as the parties agree (the “Start Date”), and shall continue until terminated by either party in accordance with the terms hereof (the “Term”).

All other terms and conditions of your February 26, 2021 employment agreement remain unchanged.

Yours truly,

Susan Tohyama

EVP, CHRO

CERIDIAN HCM, INC.

I hereby Agree to and Acknowledge the within amendment

/s/ Rocky Subramanian
Rocky Subramanian